    Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into effective as of October 5, 2020 (the “Effective Date”), between 70 CC, LLC, a Delaware limited liability company (“Landlord”), and GP STRATEGIES CORPORATION, a Delaware corporation (“Tenant”), with reference to the following:

A.Landlord and Tenant entered into that certain Maryland Full-Service Office Lease dated February 28, 2013, as amended by First Amendment to Lease dated August 1, 2016 and Second Amendment to Lease dated February 28, 2019 (as amended, the “Lease”) currently covering approximately 63,985 square feet of Rental Area consisting of 21,909 square feet on the second (2nd) floor, 22,999 square feet on the third (3rd)floor, and 19,077 square feet on the fifth (5th) floor (collectively, the “Premises”) in the building known as 70 Columbia Corporate Center and located at 11000 little Patuxent Parkway, Columbia, Maryland (the “Building”).

B.Tenant desires and Landlord agrees to reduce the square footage of the Premises by the entirety of Tenant’s Rental Area on the second (2nd) floor of the Building, and Landlord and Tenant desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.Reduction of the Premises. Effective as of January 1, 2021 (the “Premises Reduction Date”), provided Tenant has paid all Rent then due and owing for the entirety of the Premises and further provided that Tenant has complied with the requirements of Paragraph 2 below, the Premises shall be reduced by approximately 21,909 square feet of Rental Area (the “Relinquished Space”) and shall thereafter consist of 42,076 square feet of Rental Area as shown on the attached Schedule A-1, which is incorporated into this Amendment for all purposes. The Premises, as reduced hereby, shall continue to be subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.

On or before the Premises Reduction Date Tenant shall (i) vacate the Relinquished Space,
(ii) remove all of its trade fixtures and personal property from the Relinquished Space, (iii) completely remove all computer and telecommunications wires, cables and fittings from the Relinquished Space, including from within the walls and ceilings (or relocate same into the Premises if required for Tenant’s operations therein), (iv) completely remove all information technology room racks serving only the Relinquished Space, (v) completely remove all equipment and wiring serving only the Relinquished Space from the electrical room on the third floor of the Building, (v) completely remove from the demarcation room in the Building all telecommunication and other wiring and equipment that serves only the Relinquished Space, (vi) leave in the Relinquished Space any other wiring, such as electric wiring for lights and office equipment, and

(vii) remove any exterior Tenant signage from the exterior of the Relinquished Premises; and leave the Relinquished Space broom clean and in as good as condition as when received, normal wear and tear excepted.

2.Premises Reduction Fee. In consideration of Landlord’s agreement to the aforesaid reduction of the Premises and a condition thereof, Tenant shall pay to Landlord, by wire transfer, an amount equal to One Million Nine Hundred Seventy-Five Thousand One Hundred Seventy- Five and 85/100 Dollars ($1,975,175.85) (the “Premises Reduction Fee”) in two (2) installments as follows: (i) Nine Hundred Eighty-Seven Thousand Five Hundred Eighty-Seven and 92/100 Dollars ($987,587.92) upon execution of this Amendment by Tenant, and (ii) Nine Hundred Eighty-Seven Thousand Five Hundred Eighty-Seven and 93/100 Dollars ($987,587.93) no later than the Premises Reduction Date.

3.Release of Liability As To Relinquished Space. Effective upon the Premises Reduction Date, provided Tenant has fulfilled all the requirements of Paragraphs 1 and 2 hereof, Landlord and Tenant shall release each other from any and all liabilities, claims, rights or causes of action arising out of or with respect to the Relinquished Premises on or after such Premises Reduction Date; however, Landlord shall not waive any claim that Landlord may have against Tenant arising on or before the Premises Reduction Date regarding the Relinquished Space: (a) for indemnification or contribution as a result of any claim asserted against Landlord by any third party relating to Tenant's use and occupancy of the Relinquished Space which may have arisen prior to the Premises Reduction Date, (b) for the payment of Rent, including end of the year adjustments, which accrued with respect to the Relinquished Space prior to the Premises Reduction Date, (c) for costs and expenses of Landlord, including attorney's fees, incurred in enforcing the terms of this Amendment, including any costs incurred by Landlord in repairing damage to the Premises and/or the Relinquished Space as a result of Tenant’s occupancy or vacating of the Relinquished Space, and (d) for Tenant’s default of any of its obligations under the Lease with respect to the Relinquished Space, including but not limited to failure to adhere to the requirements of Section 8.3 of the Lease.

4.Annual Basic Rent. Commencing on the Premises Reduction Date and continuing throughout the remainder of the initial Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Annual Basic Rent for the Premises the amounts set forth in the following rent schedule, in lieu of those amounts set forth for the same applicable periods in Section 1.B. of the Lease, plus any applicable tax thereon:

Period	PSF Rate	Annual Basic Rent	Monthly Installment
1/1/2021 - 7/31/2021	$ 32.44	$ 1,364,945.44	$ 113,745.4
8/1/2021 - 7/31/2022	$ 33.58	$ 1,412,912.0	$ 117,742.6
8/1/2022 - 7/31/2023	$ 34.75	$ 1,462,141.0	$ 121,845.0
8/1/2023 - 7/31/2024	$ 35.97	$ 1,513,473.7	$ 126,122.8
8/1/2024 - 7/31/2025	$ 37.23	$ 1,566,489.4	$ 130,540.7
*Annualized for the partial year.

5.Condition of the Premises. TENANT ACCEPTS THE PREMISES, AS REDUCED IN ACCORDANCE WITH THIS AMENDMENT, IN ITS “AS-IS” CONDITION AND CONFIGURATION,

AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

6.Notice Address. The Landlord Notice Address in Section 1.E. of the Lease is hereby modified as follows:
Landlord Notice Address: 70 CC, LLC
c/o The Howard Hughes Corporation
10960 Grantchester Way, Suite 110
Columbia, Maryland 21044
with copies to:
The Howard Hughes Corporation
9950 Woodloch Forest Drive, Suite 1100 The Woodlands, Texas 77380
Attention: General Counsel
Landlord Payment Address:
By wire transfer (preferred):

US Bank Minneapolis, MN ABA #091 000 022

For Credit to:
The Howard Research And Development Corporation
A/C #1-047-90816417
Ref: GP Strategies Corporation, 70 Columbia Corporate Center,
Columbia, Maryland

By check:

Howard Hughes SDS-12-2980 PO Box 86
Minneapolis, MN 55486-2980

7.Force Majeure; Force Majeure Event. The following new Section 34.24 is hereby added to the Lease:

“34.24. Force Majeure; Force Majeure Event. Time is of the essence. However, if either party is unable to perform any obligations under this Lease due to unavailability of materials or equipment, strikes or other labor difficulties, acts of nature, governmental shutdowns or restrictions, terrorist acts, casualties, civil or military disturbances or emergencies, epidemics, or other causes beyond such party’s reasonable control (such cause or circumstance a “Force Majeure”), such obligation shall be stayed for the duration of such condition, except that this

Section 34.24 shall not affect or postpone the payment of Rent or other monies by Landlord or Tenant, except as otherwise expressly provided in this Lease. The party claiming to be impacted by Force Majeure (a “Force Majeure Event”) shall deliver notice thereof to the other party within five (5) business days following commencement of the Force Majeure Event, absent which such party may claim the benefit of this Section 34.24 only from and after the date which is five (5)

business days prior to the date such party delivers such notice of the Force Majeure Event. The party claiming the Force Majeure Event shall within two (2) business days after request from time to time update the other party regarding the status of the Force Majeure Event and attempts to resolve it.”

8.Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment except Jamie Smith of Cushman & Wakefield. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.

9.Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on September 30, 2020, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

10.Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment and neither party is relying on any representations or warranties not set forth herein. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall be one instrument.

11.Release; Ratification.

a.In consideration of Landlord’s agreement to enter into this Amendment, and in addition to those releases set forth in Paragraph 3 above, Tenant, for and on behalf of itself and its parents, affiliates and subsidiaries, and each of their respective future, current and former officers, directors, shareholders, employees, agents, successors and assigns (the “Tenant Releasing Parties”), hereby releases and forever discharges Landlord and its parents, affiliates and subsidiaries, and each of their respective future, current and former general and limited partners, trustees, beneficiaries, officers, directors, shareholders, members, employees, agents, successors and assigns (the “Landlord Released Parties”) of and from any and all claims, that

Tenant or the Tenant Releasing Parties may have, may have had or may hereafter claim against any of the Landlord Released Parties, whether known or unknown, which claims accrued or commenced accruing prior to the date of this Amendment.

b.Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this Amendment.

12.Electronic Signatures. The Parties intend to enter into this Amendment with electronic signatures and consent to entering into this Amendment with electronic signatures. The Parties hereby agree that the electronic signature of a Party to this Amendment shall be as valid as an original handwritten signature of such party to this Amendment and shall be effective to bind such party to this Amendment. The Parties agree that this Amendment, as signed by the Parties with electronic signatures, shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed by the Parties to the same extent as if signed by the Parties with original handwritten signatures, and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files, even though containing electronic signatures. Such paper copies or “printouts” of this Amendment as signed with electronic signatures, if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the Parties to the same extent and under the same conditions as other original business records containing original handwritten signatures and created and maintained in documentary form. Neither Party shall contest the admissibility of true and accurate copies of this Amendment as signed by the Parties with electronic signatures on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule. For purposes hereof, “electronic signature” means an electronic symbol or process attached to or logically associated with a contract or other record intended to serve as a manual signature.

Tenant Initial Landlord Initial

[Remainder of page intentionally left blank. Signature page follows.]

LANDLORD AND TENANT enter into this Amendment as of the Effective Date first set forth above.

LANDLORD:

70 CC, LLC

/s/ David O'Reilly
David O'Reilly
Interim Chief Executive Officer
President and Chief Financial Officer

TENANT:

GP STRATEGIES CORPORATION

GP STRATEGIES CORPORATION

/s/ James L. Galante
James L. Galante
Senior Vice President, General Counsel and Secretary

SCHEDULE A-1